Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 5, 2012.

Prospectus Supplement to the Prospectus dated February 16, 2012.

Murray Street Investment Trust I

    % Senior Guaranteed Trust Securities due 2017

(Liquidation amount $1,000 per senior guaranteed security)

fully and unconditionally guaranteed by

The Goldman Sachs Group, Inc.

The Senior Guaranteed Securities will be issued by Murray Street Investment Trust I, a Delaware statutory trust. Distributions on the senior guaranteed securities will accrue from and including December 1, 2011, to but excluding            , 2012 (the initial issue date of the senior guaranteed securities) at the rate of 5.593% per annum and thereafter at a rate of      % per annum of the liquidation amount of the senior guaranteed securities and shall be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2012. The senior guaranteed securities will be mandatorily redeemable on                     , 2017 at their liquidation amount plus accrued and unpaid distributions to the date of redemption.

The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of distributions on and the redemption price of the senior guaranteed securities when due. The trust will use the net proceeds of the issuance and sale of the senior guaranteed securities to purchase $         principal amount of Series MS-1 Remarketed     % Junior Subordinated Notes due                     , 2017 of The Goldman Sachs Group, Inc., which will be its sole asset.

Under certain circumstances, the senior guaranteed securities may be redeemed for an amount equal to the greater of 100% of the liquidation amount thereof and the applicable make-whole amount, plus accrued and unpaid distributions to the date of redemption. See “Description of the Trust, the Senior Guaranteed Securities, the Guarantee and the Notes — The Senior Guaranteed Securities — Optional Redemption.”

Application will be made to list the senior guaranteed securities on the New York Stock Exchange under the symbol “GS/MI 17”. Trading of the senior guaranteed securities is expected to commence within a 30-day period after the initial delivery of the senior guaranteed securities.

Your investment in the senior guaranteed securities involves risks. You should read “Risk Factors Specific to Your Senior Guaranteed Securities” in the accompanying prospectus and the description of investment risks relating to an investment in the securities of The Goldman Sachs Group, Inc. described under “Risk Factors” in Part I, Item IA or our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in the accompanying prospectus, before buying the senior guaranteed securities, so that you may better understand those risks.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

The senior guaranteed securities have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The senior guaranteed securities and the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Senior Guaranteed Security	Total(1)
Initial public offering price
Sales commissions	(2)	(2)
Proceeds, before expenses and commissions, to the trust

(1)	The initial public offering price stated above does not include accrued distributions from December 1, 2011 to the date of delivery, which must be paid by the purchaser. Assuming delivery of and payment for the senior guaranteed securities on , 2012, that equates to an offering price of $ per $1,000 liquidation amount of senior guaranteed securities.

(2)	In view of the fact that the proceeds of the sale of the senior guaranteed securities will be used to purchase the notes, we will agree to pay Goldman, Sachs & Co., as compensation for its services as agent, $ per senior guaranteed security (or $ in the aggregate). See “Plan of Distribution” on page S-22.

Goldman, Sachs & Co. expects to deliver the senior guaranteed securities in book-entry form only through the facilities of The Depository Trust Company against payment on             , 2012.

We and our affiliates may use this prospectus supplement and the accompanying prospectus in the initial sale of the senior guaranteed securities. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the senior guaranteed securities after their initial sale. Unless you are otherwise informed in the confirmation of sale, this prospectus supplement and the accompanying prospectus is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2012.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of such documents.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of the senior guaranteed securities in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such securities. Accordingly any person making or intending to make an offer in that Relevant Member State of senior guaranteed securities which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Trust, The Goldman Sachs Group, Inc. or Goldman, Sachs & Co. to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. None of the trust, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. have authorized, nor do they authorize, the making of any offer of senior guaranteed securities in circumstances in which an obligation arises for the Trust, The Goldman Sachs Group, Inc. or Goldman, Sachs & Co. to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

The senior guaranteed securities may constitute interests in an unregulated collective investment scheme as defined in the United Kingdom Financial Services and Markets Act 2000. Accordingly, in the United Kingdom this prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (as amended) (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “General Promotion Order”) who have professional experience of participating in unregulated collective investment schemes and (b) high net worth companies and other persons falling within both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”). Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents. Any investment or investment activity to which this prospectus supplement or the accompanying prospectus relate is available in the United Kingdom only to relevant persons, and will be engaged in only with such persons.

SPECIFIC TERMS OF THE SENIOR GUARANTEED SECURITIES

The following description of the particular terms of the senior guaranteed securities offered in this prospectus supplement, and the related guarantee and notes, supplements the description of the general terms and provisions of the senior guaranteed securities, the guarantee and the notes in the accompanying prospectus. The description in this prospectus supplement is not complete and does not contain all the information that you should consider before investing in the senior guaranteed securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, which are described under “Available Information” in the accompanying prospectus.

In this prospectus supplement, references to “The Goldman Sachs Group, Inc.,” “we,” “our” and “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. We refer to the Senior Guaranteed Trust Securities as the “senior guaranteed securities” and to the Series MS-1 Remarketed     % Junior Subordinated Notes due 2017 as the “notes.”

Terms of the Senior Guaranteed Securities

The specific terms of the senior guaranteed securities we are offering will be as follows:

•	Title: % Senior Guaranteed Trust Securities due 2017

•	Issuer: Murray Street Investment Trust I

•

Guarantee: The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of distributions on and the redemption price of the senior guaranteed securities when due

•	Total liquidation amount being issued: $

•	Sales commission: $ per senior guaranteed security

•	Issue date: , 2012

•	Mandatory redemption date: 5 years from date of issuance

•

Distribution rate: from and including December 1, 2011, to but excluding             , 2012 (the initial issue date of the senior guaranteed securities) at the rate of 5.593% per annum and thereafter at a rate of     % per annum of the liquidation amount of the senior guaranteed securities

•	Distribution dates: each June 1 and December 1

•	First distribution date: June 1, 2012

•	Regular record dates for distributions: For distributions due on a scheduled distribution date, the business day before the relevant distribution date

•	Day count convention: 30/360 (ISDA); we will calculate accrued distributions on the basis of a 360-day year of twelve 30-day months

•	Denomination: $1,000 and integral multiples thereof

•	Business day: New York

•	Business day convention: Following unadjusted

•

Tax and Investment Company Act redemption: Prior to June 1, 2016, the senior guaranteed securities may be redeemed, in whole but not in part, upon the occurrence of an investment company event or tax event for an amount equal to the greater of 100% of the liquidation amount thereof and the applicable make-whole amount, plus accrued and unpaid distributions to the date of redemption

•

Optional redemption: On or after June 1, 2016, the senior guaranteed securities may be redeemed, in whole or in part at any time for an amount equal to the greater of 100% of the liquidation amount thereof and the applicable make-whole amount, plus accrued and unpaid distributions to the date of redemption

•	Repayment at option of holder: None

•	CUSIP No.:

•

FDIC: The senior guaranteed securities and the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

DESCRIPTION OF THE TRUST, THE SENIOR GUARANTEED SECURITIES,

THE GUARANTEE AND THE NOTES

Murray Street Investment Trust I (the “Trust”) is a statutory trust formed under Delaware law pursuant to a declaration of trust signed by us, as sponsor of the Trust, the Delaware trustee, and an administrative trustee and the filing of the certificate of trust with the Delaware Secretary of State on February 10, 2012. The declaration of trust will be amended and restated before the issuance of the senior guaranteed securities. The Trust exists for the exclusive purpose of issuing senior guaranteed securities to investors, investing the aggregate proceeds in an equivalent amount of notes and engaging in only those activities necessary or incidental thereto. The notes will be the sole assets of the Trust.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be The Bank of New York Mellon, as the “property trustee,” BNY Mellon Trust of Delaware, as the “Delaware trustee,” and three individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The Senior Guaranteed Securities

The Trust is offering $             aggregate liquidation amount of senior guaranteed securities. Each senior guaranteed security will represent an undivided beneficial interest in the assets of the Trust. The Trust will use the proceeds from the sale of the senior guaranteed securities to purchase the notes from Goldman Sachs Capital II. The Trust will apply the interest and redemption payments it receives on or with respect to the notes from The Goldman Sachs Group, Inc. to make the periodic distributions and redemption payments it is required to make on the senior guaranteed securities. In addition, pursuant to a guarantee agreement (the “guarantee”), The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of distributions on and the redemption price of the senior guaranteed securities when due. The liquidation amount per senior guaranteed security will be $1,000.

Distributions

Distributions on the senior guaranteed securities will accrue from and including December 1, 2011, to but excluding             , 2012 at the rate of 5.593% per annum and thereafter at a rate of      % per annum of the liquidation amount of the senior guaranteed securities and shall be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2012. The Trust will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months. Any distributions not paid on the scheduled distribution date shall accumulate at the then applicable distribution rate to the extent permitted by law.

If distributions are payable on a date that is not a business day, then the Trust will pay the distributions payable on that date on the next succeeding day that is a business day (and without making any additional distributions or other payments because of the delay) with the same force and effect as if made on the original distribution date. Each date on which distributions are payable in accordance with the previous sentence is referred to as a “distribution date.” A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

The term “distributions” includes any semi-annual payments made on the senior guaranteed securities and any payments that accumulate on distributions not paid on the applicable distribution date.

Mandatory Redemption

The senior guaranteed securities shall be mandatorily redeemable on                  , 2017 at their liquidation amount plus accrued and unpaid distributions to the date of redemption.

Optional Redemption

The senior guaranteed securities must be redeemed upon the redemption of the notes. Prior to June 1, 2016, the notes, and thus the senior guaranteed securities, may be redeemed, in whole but not in part, upon the occurrence of an investment company event or tax event (as described in the accompanying prospectus). On or after June 1, 2016, the notes, and thus the senior guaranteed securities, may be redeemed, in whole or in part at any time.

If we repay or redeem the notes at any time, the Trust will be obligated to redeem a like amount of senior guaranteed securities. For these purposes, “like amount” means senior guaranteed securities having a liquidation amount equal to the principal amount of notes to be contemporaneously redeemed in accordance with the indenture, the proceeds of which will be used to pay the redemption price of the senior guaranteed securities. “Liquidation amount” means the stated amount per senior guaranteed security of $1,000.

The redemption of the senior guaranteed securities will occur on the redemption date, which means the date on which payment of the principal of the notes becomes due under the indenture. The redemption price for the senior guaranteed securities will be an amount equal to the greater of 100% of the liquidation amount of the senior guaranteed securities being redeemed and the make-whole amount applicable to the notes being contemporaneously redeemed in accordance with the indenture, plus accrued and unpaid distributions to the date of redemption.

The make-whole amount will be equal to the sum of the present values of scheduled payments of principal and interest (not including any portion of such payments of interest accrued as of the date of redemption) from the redemption date to                  , 2017 on the notes being redeemed, discounted to the redemption date on a semi-annual basis at a discount rate equal to the treasury rate (as described below) plus a spread of          basis points.

If a tax event or investment company event has occurred and is continuing in respect of the notes and we do not elect to redeem the notes and thereby cause a mandatory redemption of the senior guaranteed securities, the senior guaranteed securities will remain outstanding.

For purposes of determining the make-whole amount, the “treasury rate” means the semi-annual equivalent yield to maturity of the “U.S. treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury price” means the bid-side price for the U.S. treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the U.S. treasury security prevailing at 3:30 P.M., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the U.S. treasury security at or around 3:30 P.M., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

“Treasury dealer” means Goldman, Sachs & Co. (or its successor) or, if Goldman, Sachs & Co. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

“U.S. treasury security” means the United States Treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the notes being redeemed in a tender offer based on a spread to United States Treasury yields.

Additional Remedies for Certain Trust Events of Default

The property trustee or the holders of at least 25% in aggregate liquidation amount of the senior guaranteed securities then outstanding shall have the right to declare the entire liquidation amount of the senior guaranteed securities to be immediately due and payable (a) upon a default for 30 days by the Trust in the payment of any distribution on the senior guaranteed securities or a default by the Trust in the payment of the redemption price of the senior guaranteed securities when it becomes due and payable, unless in either such case we have made such payment under the guarantee or (b) upon a failure, in any material respect, by the trustees of the Trust to perform any other covenant or warranty in the amended and restated trust declaration for 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding senior guaranteed securities give written notice of the default to us and the trustees of the Trust.

The holders of a majority in liquidation amount of all outstanding senior guaranteed securities may also, on behalf of all such holders, rescind any such declaration by holders of senior guaranteed securities and may waive any such events of default, except a payment default (unless such default has been cured and a sum sufficient to pay all overdue amounts due otherwise than by acceleration has been deposited with the property trustee).

Liquidation Distribution

The Trust will dissolve upon the earliest of (i) the redemption of all of the senior guaranteed securities, (ii) the entry of an order for dissolution of the Trust by a court of competent jurisdiction and (iii)                  , 2018. If the Trust is dissolved for a reason other than the redemption of all of the senior guaranteed securities, holders of senior guaranteed securities will be entitled to receive an amount equal to the liquidation amount per senior guaranteed security plus accumulated and unpaid distributions thereon to the date of payment. Pursuant to the guarantee, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee the payment of such amount on a senior basis.

Voting Rights

Holders of the senior guaranteed securities will have only limited voting rights and, except upon the occurrence of certain events described in this prospectus supplement, will not be entitled to vote.

Book-Entry Issuance Only

The senior guaranteed securities will be issued only in book-entry form — i.e., as global securities registered in the name of The Depository Trust Company (“DTC”), New York, New York, or its nominee. The sale of the senior guaranteed securities will settle in immediately available funds through DTC. You will not be permitted to withdraw the senior guaranteed securities from DTC except in the limited situations described under “Legal Ownership and Book-Entry Issuance — What is a Global Security? — Special Situations When a Global Security Will Be Terminated” in the accompanying prospectus.

Investors may hold interests in a global security through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the senior guaranteed securities.

When we refer to “you” in this prospectus supplement, we mean those who invest in the securities being offered by this prospectus supplement, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus supplement, we mean the securities in which you will hold a direct or indirect interest.

Guarantee

Pursuant to the guarantee agreement (the “guarantee”) executed by us for the benefit of the holders of the senior guaranteed securities, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of (i) any accumulated and unpaid distributions on the senior guaranteed securities, (ii) the redemption price required to be paid on the senior guaranteed securities, (iii) upon termination, winding-up or liquidation of the Trust, the liquidation amount of the senior guaranteed securities plus accumulated and unpaid distributions on the senior guaranteed securities to the date of payment and (iv) amounts due upon acceleration of the senior guaranteed securities.

Our obligation to make a guarantee payment may be satisfied only by direct payment of the required amounts by us to the holders of the senior guaranteed securities or by causing the Trust to pay these amounts to the holders.

Under the guarantee agreement, we will be subrogated to all rights, if any, of the holders of senior guaranteed securities against the Trust in respect of any amounts we pay to those holders pursuant to the guarantee, provided that we will not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which we may acquire by way of subrogation until all accumulated and unpaid distributions on, and the redemption price or liquidation amount of, the senior guaranteed securities shall have been previously paid in full.

Junior Subordinated Notes

The notes have been issued as unsecured debt under the Subordinated Debt Indenture, dated as of February 20, 2004, as amended and supplemented by the Second Supplemental Indenture, dated as of May 15, 2007, and the Fourth Supplemental Indenture, dated as of February 6, 2012, each between us and The Bank of New York Mellon, as trustee. Immediately prior to the purchase of the notes by the Trust, the indenture will be further modified with respect to the notes pursuant to an additional supplemental indenture, to be entered into between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee. We refer to this indenture (as supplemented and amended, including by these supplemental indentures and as it may be further modified from time to time) as the “indenture” and The Bank of New York Mellon, as trustee under the indenture, as the “note trustee.”

The notes will have interest rate, distribution, and redemption terms that correspond to the terms of the senior guaranteed securities. The notes will mature on                  , 2017, at which time the senior guaranteed securities will be mandatorily redeemed. The notes will be the sole assets of the Trust.

Interest Rate and Maturity

The notes will bear interest from and including December 1, 2011, to but excluding            , 2012 at the rate of 5.593% per annum and thereafter at a rate of     % per annum of their outstanding principal amount and shall be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2012.

Interest payments that are being deferred past their scheduled payment date as described below will themselves accrue additional interest (to the extent legally permitted) at the annual rate of     % compounded semi-annually. Interest payments that are deferred past their scheduled payment date will have a different record date than interest paid on the day such interest was scheduled to be paid. See “— Option to Defer Interest Payments” below. When we refer to any payment of interest, interest includes such additional interest. Each date on which interest is due and payable (but for any deferral) is called an “interest payment date.”

The note trustee will compute the amount of interest payable for any partial period on the basis of a 360-day year consisting of twelve 30-day months.

If interest is payable on a date that is not a business day, then The Goldman Sachs Group, Inc. will pay the interest payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay.

The interest payment provisions for the notes, other than the provisions permitting us to defer interest on the notes, correspond to the distribution provisions for the senior guaranteed securities.

Option To Defer Interest Payments

We will have the right to defer the payment of interest on the notes, at any time or from time to time, for up to 10 consecutive interest payment periods, each of which is referred to as an “extension period.” An extension period may not extend beyond the maturity of the notes. At the end of an extension period, we must pay all interest then accrued and unpaid on the notes, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. See “Description of the Junior Subordinated Notes — Interest Rate and Maturity — Option to Defer Interest Payments” in the accompanying prospectus.

If the Trust were unable to make a scheduled distribution to the holders of senior guaranteed securities because we deferred payment of interest on the notes, The Goldman Sachs Group, Inc.’s senior guarantee would obligate it to make the distribution to the holders.

Subordination

The notes are subordinate and junior in right of payment, to the extent and in the manner stated in the indenture, to all of our senior debt, as defined in the indenture. See “Description of the Junior Subordinated Notes — Subordination” in the accompanying prospectus.

Redemption

We may redeem the notes (i) prior to June 1, 2016, in whole but not in part, upon the occurrence of an investment company event or tax event (as described in the accompanying prospectus), and (ii) on or after June 1, 2016, in whole or in part at any time, in each case for an amount equal to the greater of 100% of the principal amount thereof and the applicable make-whole amount (as described under “— The Senior Guaranteed Securities — Optional Redemption”), plus accrued and unpaid distributions to the date of redemption.

In the event of a tax event, we will pay any and all taxes, duties, assessments or governmental charges that may be owed by the Trust to the United States or any other taxing authority.

USE OF PROCEEDS

The Trust will use the net proceeds of the issuance and sale of the senior guaranteed securities to purchase $         principal amount of the notes from Goldman Sachs Capital II, which is a Delaware statutory trust sponsored by us. Goldman Sachs Capital II will use the proceeds of the sale of such subordinated debt securities to make distributions to the holders of its 5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities, and to purchase non-cumulative perpetual preferred stock issued by us. We expect to use the net proceeds from the sale of the non-cumulative perpetual preferred stock to Goldman Sachs Capital II to provide additional funds for our operations and for other general corporate purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the senior guaranteed securities. It applies to a holder of senior guaranteed securities only if such holder acquired the senior guaranteed securities in this public offering and the holder holds the senior guaranteed securities as capital assets for tax purposes. This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns senior guaranteed securities as a hedge or that are hedged against interest rate risks,

•	a person that owns senior guaranteed securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Treatment of the Senior Guaranteed Securities

We intend to treat the senior guaranteed securities for U.S. federal income tax purposes as a continuation of the notes that were originally issued on May 15, 2007 by us as described in the Goldman Sachs Capital II Prospectus Supplement to the Prospectus dated December 5, 2006, dated May 8, 2007, pursuant to which certain Fixed-to-Floating Rate APEX were issued on May 15, 2007 (the “APEX Prospectus”). The notes (and thus the senior guaranteed securities) were treated as “variable rate debt instruments” that were issued with no more than a de minimis amount of original issue discount (“OID”). The rest of this section assumes that such treatment will apply to the senior guaranteed securities. By purchasing the senior guaranteed securities you have agreed to treat the senior guaranteed securities as set forth above. However, there are no U.S. Treasury Regulations, rulings or other authorities that address the U.S. federal income tax treatment of instruments that are substantially similar to the senior guaranteed securities, and therefore the U.S. federal income tax treatment of the senior guaranteed securities under the OID rules is unclear. See “— Possible Alternative Characterizations and Treatments” below.

Possible Alternative Characterizations and Treatments

As mentioned above, there are no U.S. Treasury Regulations, rulings or other authorities that address the U.S. federal income tax treatment of instruments that are substantially similar to the notes when issued in connection with the Normal APEX (as defined in the APEX Prospectus), and therefore the U.S. federal income tax treatment of the senior guaranteed securities under the OID rules is unclear and other alternative characterizations and treatments are possible. For example, it is possible that the senior guaranteed securities could be treated as “contingent payment debt instruments.” A holder should consult its tax advisor concerning alternative characterizations and treatments of the senior guaranteed securities under the OID rules.

It is also possible that a holder of a senior guaranteed security could be treated as owning an undivided interest in the assets of the Trust. However, the Trust will not be an association or publicly traded partnership taxable as a corporation, and the notes will constitute the sole assets of the Trust. There should therefore be no material differences to the tax treatment of a holder under such alternative treatment and the tax treatment of a holder as described above.

If a partnership holds the senior guaranteed securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the senior guaranteed securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the senior guaranteed securities.

Each holder should consult a tax advisor concerning the consequences of owning the senior guaranteed securities, in such holder’s particular circumstances, under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder of senior guaranteed securities is a United States holder if such holder is a beneficial owner of a senior guaranteed security and is:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a holder is not a United States holder, this subsection does not apply to such holder and such holder should refer to “— United States Alien Holders” below.

Payments of Interest

Subject to the discussion below under “— Senior Guaranteed Securities Purchased at a Premium,” a United States holder of a senior guaranteed security will be taxed on interest on such United States holder’s senior guaranteed security as ordinary income at the time the United States holder receives the interest or when it accrues, depending on the United States holder’s method of accounting for tax purposes. We expect the senior guaranteed securities to be sold between interest payment dates, and as a result a portion of a United States holder’s purchase price will be attributable to accrued but unpaid interest. The receipt of interest corresponding to the accrued but unpaid interest at the time of purchase will not be includible in income but will instead reduce a United States holder’s tax basis in its senior guaranteed securities. As discussed above, the senior guaranteed securities could conceivably be treated as “contingent payment debt instruments.” In such a case, cash-basis holders would include interest in income as it accrues.

Purchase, Sale and Retirement of the Senior Guaranteed Trust Securities

A United States holder’s tax basis in the United States holder’s senior guaranteed security generally will be its cost. Such United States holder will generally recognize capital gain or loss on the sale or retirement of the senior guaranteed security equal to the difference between the amounts the United States holder realized on the sale or retirement, excluding any amounts attributable to unpaid interest that accrued while such holder held the senior guaranteed security (which will be taxed as described above in “— Payments of Interest”), and the United States holder’s tax basis in the senior guaranteed security. Capital gain of a non-corporate United States holder is subject to special tax rates.

Senior Guaranteed Securities Purchased at a Premium

If the price of the senior guaranteed securities exceeds the principal amount of the senior guaranteed securities, a United States holder may elect to treat such excess (less the portion thereof attributable to accrued but unpaid interest) as “amortizable bond premium.” If the United States holder makes this election, such United States holder will reduce the amount required to be included in income each year with respect to interest on the senior guaranteed security by the amount of amortizable bond premium allocable to that year, based on the senior guaranteed security’s yield to maturity. If a United States holder makes an election to amortize bond premium, such election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that such United States holder holds at the beginning of the first taxable year to which the election applies or that the United States holder thereafter acquires, and such United States holder may not revoke the election without the consent of the Internal Revenue Service (“IRS”). Generally, a United States holder that purchases the senior guaranteed securities at a premium and does not make this election will not be permitted to reduce the interest income on the senior guaranteed securities by the amount of the amortizable bond premium and may have a capital loss at maturity of the senior guaranteed securities. The ability to deduct capital losses is subject to significant limitations.

Senior Guaranteed Securities Purchased at a Market Discount

If the price of the senior guaranteed securities is less than the principal amount of the senior guaranteed securities by an amount equal to or greater than  1/4 of 1 percent of the principal amount of the senior guaranteed securities multiplied by the number of complete years to the senior guaranteed securities’ maturity, the senior guaranteed securities will be treated as having been purchased with market discount.

If the price of the senior guaranteed securities is less than the principal amount of the senior guaranteed securities, by an amount that is less than  1/4 of 1 percent of the principal amount of the senior guaranteed securities multiplied by the number of complete years to the senior guaranteed securities’ maturity, the difference constitutes de minimis market discount, and the rules discussed below are not applicable.

A United States holder must treat any gain recognized on the maturity or disposition of a senior guaranteed security purchased with market discount as ordinary income to the extent of the accrued market discount on the senior guaranteed security. Alternatively, a United States holder may elect to include market discount in income currently over the life of the senior guaranteed security. If a United States holder makes this election, it will apply to all debt instruments with market discount that the United States holder acquires on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. A United States holder that owns senior guaranteed securities purchased with market discount that does not make this election will generally be required to defer deductions for interest on borrowings allocable to its senior guaranteed securities in an amount not exceeding the accrued market discount on its senior guaranteed securities until the maturity or disposition of its senior guaranteed securities.

A United States holder will accrue market discount on a senior guaranteed security purchased with market discount on a straight-line basis unless it elects to accrue market discount using a constant-yield method. This election applies only to the senior guaranteed security with respect to which it is made and may not be revoked.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its interest income and its net gains from the disposition of the senior guaranteed securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the senior guaranteed securities.

United States Alien Holders

This subsection describes the U.S. federal income tax consequences to a United States alien holder. A holder of the senior guaranteed securities is a United States alien holder if the holder is the beneficial owner of a senior guaranteed security and is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a senior guaranteed security.

This subsection does not apply to a United States holder.

U.S. Federal Withholding Tax

Under U.S. federal income and estate tax law, and subject to the discussion of backup withholding below, if a holder of the senior guaranteed securities is a United States alien holder:

•

we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to such holder if, in the case of payments of interest or market discount:

1.	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.	such holder is not a controlled foreign corporation that is related to us through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that such holder is a United States person and:

i.	such holder has furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that such holder is (or, in the case of a United States alien holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person,

ii.	such holder has furnished to the U.S. payor an IRS Form W-8ECI or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that such payments are effectively connected with such holder’s trade or business in the United States,

iii.	in the case of payments made outside the United States to a holder at an offshore account (generally, an account maintained by the holder at a bank or other financial institution at any location outside the United States), such holder has furnished to the U.S. payor documentation that establishes such holder’s identity and such holder’s status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person,

iv.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

a.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

b.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

c.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch, as applicable, has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the senior guaranteed trust securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

v.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

a.	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from such holder by it or by a similar financial institution between it and such holder, and

b.	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

vi.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the senior guaranteed securities in accordance with U.S. Treasury regulations; and

•	no deduction for any U.S. federal withholding tax will be made from any gain that such holder realizes on the sale or exchange of such holder’s senior guaranteed security.

If a United States alien holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies. If a tax treaty applies, a United States alien holder may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction in the 30% withholding tax, the United States alien holder must provide a properly executed IRS Form W-8BEN or an acceptable substitute form claiming a reduction of or an exemption from withholding tax under an applicable tax treaty.

U.S. Federal Income Tax

A United States alien holder that is engaged in a trade or business in the U.S. (and, if a tax treaty applies, maintains a permanent establishment within the U.S.) and receives interest on a senior guaranteed security that is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment) will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as a United States holder. In addition, in certain circumstances, a United States alien holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

A United States alien holder of a senior guaranteed security will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of the senior guaranteed security, unless:

•

such gain is effectively connected with the conduct of the United States alien holder’s trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by the United States alien holder); or

•	the United States alien holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

U.S. Federal Estate Tax

A senior guaranteed security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the senior guaranteed security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Information with Respect to Foreign Financial Assets

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the senior guaranteed securities.

Backup Withholding and Information Reporting

United States Holders

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal, any premium and interest on your senior guaranteed security. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your senior guaranteed security before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to the United States holder will be allowed as a credit against such United States holder’s U.S. federal income tax liability and may entitle the United States holder to a refund, provided that the United States holder furnishes the required information to the IRS.

United States Alien Holders

In general, if you are a United States alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your senior guaranteed securities on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of senior guaranteed securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

–	an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

–	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of senior guaranteed securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of senior guaranteed securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of senior guaranteed securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

–	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

–	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of senior guaranteed securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States alien holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In general, if the senior guaranteed securities are not held through a qualified intermediary, the amount of interest, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SENIOR GUARANTEED SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

The following is a summary of certain considerations associated with the purchase and holding of the senior guaranteed securities by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”). In considering an investment in the senior guaranteed securities, each fiduciary of a Plan should consider the fiduciary standards of ERISA, the Code or other applicable Similar Law in the context of the Plan’s particular circumstances. Among other factors, the fiduciary should consider whether the investment is consistent with the documents and instruments governing the Plan and whether the investment would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any applicable Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit ERISA Plans from engaging in specified transactions (prohibited transactions) involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA (“disqualified persons”) within the meaning of Section 4975 of the Code, unless an exemption is available. We, our affiliates, the Trust or the trustees of the Trust may be considered a party in interest or disqualified person with respect to one or more ERISA Plans. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made) and certain foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to Similar Laws.

Whether or not the assets of the Trust are considered to include “plan assets” of ERISA Plans investing in the senior guaranteed securities, as described below, the acquisition and holding of the senior guaranteed securities with “plan assets” of an ERISA Plan with respect to which we, our affiliates, the Trust or the trustees of the Trust is considered a party in interest or a disqualified person could result in a direct or indirect prohibited transaction, unless the investment is acquired and is held in accordance with an applicable statutory, regulatory or administrative exemption. The Department of Labor has issued a number of prohibited transaction class exemptions (“PTCEs”) that may apply to the purchase and holding of the senior guaranteed securities. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers. In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and the Code for certain transactions, provided that neither the party in interest nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more than adequate consideration in connection with the transaction.

Plan Asset Considerations

The Department of Labor has issued a regulation with regard to the circumstances in which the underlying assets of an entity in which an ERISA Plan acquires an equity interest will be deemed to be plan assets (the “Plan Asset Regulation”). Under this regulation, as modified by Section 3(42) of ERISA, the assets of the Trust would be deemed to be “plan assets” of an ERISA Plan whose assets were used to acquire the senior guaranteed securities, if the senior guaranteed securities were considered to be equity interests in the Trust and no exception were applicable under the Plan Asset Regulation. The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, we believe the senior guaranteed securities should be treated as equity interests in the Trust for purposes of the Plan Asset Regulation.

An exception to plan asset status is available, however, under the Plan Asset Regulation in the case of a class of equity interests that is (i) widely held, i.e., held by 100 or more investors who are independent of the issuer and each other, (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred (the “Publicly Offered Securities Exception”). Although no assurance can be given, Goldman, Sachs & Co. believes that the Publicly Offered Securities Exception will be applicable to the senior guaranteed securities offered hereby. Accordingly, the assets of the Trust should not be treated as the assets of any ERISA Plan that holds the senior guaranteed securities.

If the assets of the Trust were deemed to be “plan assets” under the Plan Asset Regulation, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA and the Code, as applicable, to transactions engaged in by the Trust and the possibility that certain transactions engaged in by the Trust could constitute prohibited transactions under ERISA and the Code. In order to reduce the likelihood of any such prohibited transaction, any Plan that acquires the senior guaranteed securities will be deemed to have directed the Trust to invest in the notes and to have approved any rights retained by the Trust with respect to matters affecting the senior guaranteed securities as part of its investment decision. The Trust, its affiliates, and their respective representatives will not consider themselves fiduciaries with respect to any purchaser or holder of the senior guaranteed securities in respect of the exercise of any such rights of the Trust.

Representation

Based on the foregoing, any person who acquires or holds the senior guaranteed securities will be deemed to have represented and warranted by its acquisition and holding thereof that either (A) it is not a Plan and it is not acquiring the senior guaranteed securities on behalf of or with “plan assets” of any Plan or (B) its acquisition and holding of the senior guaranteed securities (i) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Law, (ii) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the acquisition and holding of the senior guaranteed securities, (iii) neither we nor any of our affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the acquirer or holder in connection with such person’s acquisition, disposition or holding of the senior guaranteed securities, or as a result of any exercise by us or any of our affiliates of any rights in connection with the senior guaranteed securities, and (iv) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such acquirer or holder in connection with the senior guaranteed securities and the transactions contemplated with respect to the senior guaranteed securities.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase or acquisition of the senior guaranteed securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such investment and the availability of exemptive relief.

PLAN OF DISTRIBUTION

We, the Trust and Goldman, Sachs & Co. will enter into a distribution agreement with respect to the senior guaranteed securities. Subject to certain conditions, Goldman, Sachs & Co. will agree to use its commercially reasonable efforts to obtain offers to purchase the senior guaranteed securities for at least     % of their liquidation amount.

In view of the fact that the proceeds from the sale of the senior guaranteed securities will be used to purchase the notes, the distribution agreement will provide that we will pay as compensation for Goldman, Sachs & Co.’s performance of its services as agent $             per senior guaranteed security or $             in the aggregate.

Goldman, Sachs & Co. will initially offer senior guaranteed securities to the public at the initial public offering price set forth on the cover of this prospectus supplement.

Goldman, Sachs & Co. intends to offer the senior guaranteed securities for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. Goldman, Sachs & Co. may also offer the senior guaranteed securities for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by Goldman, Sachs & Co. and other dealers in connection with offers and sales of senior guaranteed securities made in the United States, including offers and sales in the United States of senior guaranteed securities initially sold outside the United States. The senior guaranteed securities have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The senior guaranteed securities are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. that Goldman, Sachs & Co. intends to make a market in the senior guaranteed securities. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the senior guaranteed securities.

Please note that the information about the original issue date, original issue price, commissions and proceeds to us on the front cover page relates only to the initial sale of the senior guaranteed securities. If you have purchased a senior guaranteed security in a market-making transaction after the initial sale of senior guaranteed securities, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We expect to apply to list the senior guaranteed securities on the New York Stock Exchange (“NYSE”), under the symbol “GS/MI 17”. If approved, we expect trading of the senior guaranteed securities on the NYSE to begin within the 30-day period after the original issue date.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell the senior guaranteed securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of senior guaranteed securities than it is required to purchase in the offering. Goldman, Sachs & Co. must close out any short position by purchasing the senior guaranteed securities in the open market. A short position is more likely to be created if Goldman, Sachs & Co. is concerned that there may be downward pressure on the price of the senior guaranteed securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the senior guaranteed securities made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the senior guaranteed securities. As a result, the price of the senior guaranteed securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Goldman, Sachs & Co. has represented and agreed that it will not offer or sell the senior guaranteed securities in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. member broker-dealers.

Goldman, Sachs & Co. has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”) received by it in connection with the issue or sale of the senior guaranteed securities in circumstances in which Section 21(1) of the FSMA does not apply to the Trust or The Goldman Sachs Group, Inc.; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior guaranteed securities in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of senior guaranteed securities referred to above shall require the Trust, The Goldman Sachs Group, Inc. or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of this provision, the expression “an offer of senior guaranteed securities to the public” in relation to any senior guaranteed securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior guaranteed securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The senior guaranteed securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or

(iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the senior guaranteed securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to senior guaranteed securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior guaranteed securities may not be circulated or distributed, nor may the senior guaranteed securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the senior guaranteed securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the senior guaranteed securities pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A) or an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

The senior guaranteed securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any senior guaranteed securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

The senior guaranteed securities are not offered, sold or advertised, directly or indirectly, in or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the senior guaranteed securities by Goldman, Sachs & Co. thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the senior guaranteed securities, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the senior guaranteed securities.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding commissions, will be approximately $            .

The Goldman Sachs Group, Inc. will agree to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Goldman, Sachs & Co. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Goldman, Sachs & Co. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of Rule 5121. This offering will also be conducted in compliance with FINRA Rule 2310. Goldman, Sachs & Co. will not be permitted to sell senior guaranteed securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Market-Making Resales by Affiliates

This prospectus supplement may be used by Goldman, Sachs & Co. in connection with offers and sales of the senior guaranteed securities in market-making transactions. In a market-making transaction, Goldman, Sachs & Co. may resell a senior guaranteed security it acquires from other holders, after the original offering and sale of the senior guaranteed security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Goldman, Sachs & Co. may act as principal or agent, including as agent for the counterparty in a transaction in which Goldman, Sachs & Co. acts as principal, or as agent for both counterparties in a transaction in which Goldman, Sachs & Co. does not act as principal. Goldman, Sachs & Co. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of The

Goldman Sachs Group, Inc. may also engage in transactions of this kind and may use this prospectus supplement for this purpose. These affiliates may include, among others, Goldman Sachs International, Goldman Sachs (Asia) L.L.C. and Goldman Sachs (Singapore) Pte.

The Goldman Sachs Group, Inc. does not expect to receive any proceeds from market-making transactions. The Goldman Sachs Group, Inc. does not expect that Goldman, Sachs & Co. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to The Goldman Sachs Group, Inc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

The Goldman Sachs Group, Inc.

Murray Street Investment Trust I

    % Senior Guaranteed

Trust Securities due 2017

(Liquidation amount $1,000 per senior guaranteed security)

fully and unconditionally guaranteed by

The Goldman Sachs Group, Inc.

Goldman, Sachs & Co.